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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
The Spectranetics Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-46725, 33-52718, 33-88088, 33-85198, 33-99406, 333-08489, 333-50464, and
333-57015) on Form S-8 and (No. 333-06971) on Form S-3 of The Spectranetics Corporation of our report dated January 25, 2002, relating to the consolidated balance sheets of The Spectranetics Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of The Spectranetics Corporation.




                                    KPMG LLP


Denver, Colorado
March 27, 2002